Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

DAWSON PRIVATE MARKETS EVERGREEN FUND

This Certificate of Trust of Dawson Private Markets Evergreen Fund (the “Trust”) is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.	Name. The name of the trust formed hereby is Dawson Private Markets Evergreen Fund.

2.	Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.	Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Derek Miners
Name: Derek Miners
Title: Initial Trustee